Exhibit 99.1
Press Release Dated November 3, 2008

NEWS RELEASE
November 3, 2008

Merger of Farmers Capital Bank Corporation Affiliates Completed

Frankfort, Kentucky – The merger of Farmers Bank & Trust Company, Georgetown, Citizens Bank of Jessamine County, Nicholasville, and United Bank & Trust Co., Versailles into “United Bank” was finalized November 1, 2008. The merged entity has an asset base of $762 million and deposits of $549 million. United Bank now has 14 branch locations and 39 ATMs in Fayette, Scott, Woodford, and Jessamine counties. This includes 21 free-standing ATMs located in Fayette County that may be utilized by our customers at no cost through our affiliation with Bluegrass Cash at participating Shell Food Mart stores.

The three banks have been affiliates of the Farmers Capital Bank Corporation (NASDAQ: FFKT) family for years. Farmers Capital is one of the oldest and largest banking groups in the state. The merger of the three banks, which are in contiguous counties, now allows customers to access their accounts at more locations. While the majority of existing employees will remain in their current positions and locations, cost savings should be realized over time through the consolidation of operations and the realization of significant operational efficiencies.

United Bank will host a “U Day” Open House at each of the 14 locations on November 5, 2008. President and CEO of the newly merged United Bank, Critt Murphy says, “We invite our customers and the public to see that this change is only an enhancement of our banking tradition. The same employees will still assist with banking needs; now our customers will have more options in locations, convenience and hours.”

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 37 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Market tier under the symbol:  FFKT.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by us with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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